Exhibit 10.7

15 September 2009

Lee, Wing On Samson (Mr.)

FLAT 15D, BLOCK 2,

THE GRAND PANORAMA,

10 ROBINSON ROAD,

MID-LEVELS,

HONG KONG.

Dear Mr. Lee,

We have much pleasure to confirm your employment as General Manager in China Global Lines Ltd. Terms and conditions of employment are as follows:

1.	Date of commencement

15 September 2009

2.	Office Hours

Monday to Friday — 9:00 am to 6:00pm

Saturday 9:00 am to 1:00pm

3.	Annual Leave

14 days Annual leave entitlement [including Sunday of annual leave crossing over the weekend] Any rest day or statutory holiday falling within a period of annual leave will be counted as annual leave. An employee is entitled to have paid annual leave after the probationary period for three months.

4.	Probation

There will be a three-month probationary period. During probation period, advance notice or payment is not required for both parties should anyone wishes to terminate this employment in the first month, and 7 days advance notice or payment in lieu must be given thereafter. After the probation period, one months advance notice or payment in lieu must be given.

5.	Monthly Salary

HK$18,000 per month

6.	Housing Allowance

HK$12,000 per month

7.	MPF (Mandatory Provident Fund)

After 60 days, company will provide provident fund Scheme of 5% of monthly salary (with maximum of HKD 1,000 per month). Staff also requires to pay for 5% of monthly salary according to the MPF rules.

Please kindly sign and return the duplicate copy of this letter to us as an acknowledgement of acceptance.

Faithfully yours,

For and on behalf of

CHINA GLOBAL LINES LIMITED	Accepted and signed by:

Byron Lee	Lee Wing On
Managing Director	HKID no.: K931613(2)

Employer’s copy